                                                                  EXHIBIT 99.7.a


                                  STOCK PLEDGE

        This Stock Pledge ("Agreement") is made as of March 4, 1997, between John C. Malone ("Pledgor"), whose mailing address is 5619 DTC Parkway, Englewood, Colorado, and TCI Technology Ventures, Inc. ("Secured Party"), whose mailing address is 5619 DTC Parkway, Englewood, Colorado.

        1. Collateral. Pledgor, for consideration, hereby grants to Secured Party a security interest in the following property, delivered to Secured Party, and any and all additions and substitutions thereto or therefor from time to time delivered or agreed to be delivered by Pledgor to Secured Party, and the proceeds of and to any of the foregoing, accompanied by stock powers duly executed in blank in proper form for transfer (hereinafter the "Collateral"): 193,400 shares of Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock of Tele-Communications, Inc., a Delaware corporation, issued in the name of Pledgor (hereinafter the "Pledged Stock").

        2. Obligations Secured. This Agreement shall secure the following obligations ("Obligations"):

                2.1 The payment of all principal and interest of loans in the aggregate amount of $11,601,259.70 ("Loan"), made by Secured Party to Pledgor pursuant to that certain promissory note ("Note") of even date herewith executed and delivered by Pledgor to Secured Party, and

                2.2  Performance by Pledgor of the terms herein set forth.

        3.      Warranties and Covenants of Pledgor

                3.1 Except for the security interest granted hereby, Pledgor is the owner of the Collateral, free from any liens and any security interests and Pledgor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.

                3.2 Unless and until Secured Party expressly agrees to another course of action, Secured Party shall also have a security interest in all securities and other property, rights or interests of any description at any time issued as dividends or as the result of any reclassification, split-up or other corporate reorganization with respect to the Collateral. Pledgor shall hold in trust for and deliver promptly to Secured Party in the exact form received, all such securities or other property which comes into the possession, custody or control of Pledgor.

                3.4 Pledgor will pay all taxes and assessments of every nature which may be levied or assessed against the Collateral.

                3.5 Pledgor will pay the principal of the Loan and all accrued interest thereon in accordance with the terms of the Note.

        4. Voting Rights and Dividends. During the term of this Agreement, and so long as Pledgor is not in default under this Agreement, Pledgor shall have the right to vote the Pledged Stock on all corporate questions with respect to which the Pledged Stock has voting rights. If Pledgor defaults in the performance of his obligation under this Agreement, then Secured Party shall have the right to demand that all dividends with respect to the Pledged Stock declared and issued by TCI shall be paid directly to Secured Party and Secured Party shall have the right to exercise all voting rights with respect to the Pledged Stock.

        5. Secured Party's Rights. Secured Party shall be under no duty to exercise or to withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to Secured Party in this Agreement, and Secured Party shall not be responsible for any failure to exercise such rights, nor for its delay in so doing. Secured Party shall be deemed to have exercised reasonable care as custodian of the Collateral if it takes such action to protect and preserve the Collateral as Pledgor shall request, but the failure to honor any such request shall not be deemed to be a failure by Secured Party to exercise reasonable care.

        6. Events of Default. Pledgor will be in default under this Agreement upon any default in the payment or material default in the performance of the Obligations.

        7. Rights Upon Default. Upon default and at any time thereafter, Secured Party may declare, without notice of default or acceleration, all Obligations secured hereby immediately due and payable, and Secured Party shall have all the rights and remedies of a secured party under Article 9 of the Colorado Uniform Commercial Code ("UCC") or other applicable law and all the rights provided herein and in the Note, all of which rights and remedies shall, to the full extent permitted by law, be cumulative. Expenses of retaking, holding, preparing for a foreclosure sale, selling or the like shall include Secured Party's reasonable attorney fees and legal expenses, and the same, together with all advances made by Secured Party on behalf of Pledgor, shall be part of the Obligations secured hereby.

        8. Power of Attorney. Pledgor hereby irrevocably appoints Secured Party as debtor's attorney-in-fact to execute or endorse, in the event of a default, any instrument, certificate, proxy, receipt or other document to effectuate a transfer of the Pledged Stock, to vote the Pledged Stock at any shareholder meeting or to obtain dividends declared or issued on the Pledged Stock. This power of attorney shall be deemed coupled with an interest.

        9. Restricted Stock. Pledgor acknowledges that the Securities Act of 1933, as amended, and other state and federal laws prohibit or restrict the customary manner of sale or distribution of the Collateral. Therefore, upon default, Secured Party may sell such Collateral privately or in any other manner deemed advisable by Secured Party at such price or prices as Secured Party determines in its sole discretion. Pledgor recognizes that such prohibition or restriction may cause the Collateral to have less value than it otherwise would have and that, consequently, such sale or disposition by Secured Party may result in a lower sales price than if the sale were otherwise held. Secured Party shall have no obligation to register the Pledged Stock for sale and it may be sold subject to restrictions on transfer arising under federal and state securities laws, rules and regulations.

        10. No Waiver. No waiver by Secured Party of any default shall operate as a waiver of any other default or of the same default on a future occasion. The taking of the security provided in this Agreement shall not waive or impair any other security that Secured Party may have or hereafter acquire for the payment of the Obligations, nor shall the taking of any such additional security waive or impair this Agreement; but Secured Party may resort to any security it may have in the order it may deem proper.

        11. Other Liens. At its option, but without obligation to Pledgor, Secured Party may discharge taxes, liens or security interest or other encumbrances at any time levied or placed on the Collateral. Pledgor agrees to reimburse Secured Party on demand for payment made or any expense incurred by Secured Party pursuant to the foregoing authorization.

        12. Successors. All rights of Secured Party hereunder shall inure to the benefit of its legal representatives, successors and assigns; and all promises and duties of Pledgor shall bind his legal representatives, heirs, successors and assigns.

        13. Release. Except as otherwise provided by the UCC, Pledgor releases Secured Party from all claims for loss or damage caused by any act or omission on the part of Secured Party, except gross negligence or willful misconduct.

        14. Severance. Should any provision of this Agreement be deemed unlawful or unenforceable, such provision shall be deemed several and apart from all other provisions of this Agreement and all remaining provisions of this Agreement shall be fully enforceable.

        15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.


        DATED as of the 4th day of March, 1997.

PLEDGOR:                              SECURED PARTY:


                                      TCI TECHNOLOGY VENTURES, INC.


By:  /s/ JOHN C. MALONE               By:  /s/ LARRY ROMRELL
    ---------------------------            ---------------------------
     John C. Malone                        Larry Romrell


Executed on this 28th day             Executed on this 27th day
of May, 1997                          of May, 1997